COVANCE INC.
                               210 CARNEGIE CENTER
                           Princeton, New Jersey 08540

                                                                 August 11, 2000


Jeffrey S. Hurwitz
c/o Covance Inc.
210 Carnegie Center
Princeton, New Jersey  08540

                              RESIGNATION AGREEMENT

Dear Jeffrey:

                  This Resignation Agreement will reflect our agreement concerning your resignation as an officer and employee of Covance Inc. and any and all predecessor companies, subsidiaries and affiliates wherever located (individually and collectively, the "Company").

                  1. RESIGNATION. By signing this Resignation Agreement, you hereby agree to resign without further action by the parties hereto from all of your positions as an officer and an employee of the Company and in any other capacity in which you served the Company, effective as of May 22, 2000 (the "Resignation Date").

                  2. TERMINATION OF PRIOR AGREEMENTS AND UNDERSTANDINGS. Except as expressly provided in this Resignation Agreement, as of the expiration of the Revocation Period (as hereinafter defined), any written or oral agreements or understandings between you and the Company are void and of no further force and effect and this Resignation Agreement shall supersede all prior agreements or understandings between you and the Company, including, without limitation, the letter agreement setting forth the terms of your employment, dated November 20, 1996, and the amendment thereto, dated November 20, 1998 (the "Employment Agreement").

                  3. PAYMENTS AND BENEFITS IN CONNECTION WITH YOUR RESIGNATION. Subject to the remedies for breach set forth in Section 7 and in consideration of (a) your agreement to the covenants included in Sections 5, 6 and 9 hereof; and (b) the release of claims set forth in Section 10 hereof, the Company agrees to concede that your resignation of employment for purposes of your Employment Agreement shall be deemed an involuntary termination for reasons other than for Cause (as such term is defined in the Employment Agreement) and, as such, the Company shall be obligated to make the payments set forth below in this Section 3 as though you were involuntarily terminated for reasons other than for Cause.

                  (a) You will continue to be paid under this Section 3(a) at your current base salary of $223,860, less usual withholding taxes and other customary deductions, for a period commencing on the Resignation Date and ending May 22, 2002 (such period being the "Payment Period"). Such payments will be made on the dates during the Payment Period that the Company makes its regular payroll payments.

                  (b) In addition to the sum specified in Section 3(a), on March 15, 2001 the Company will pay you $123,123, less usual withholding taxes, and on March 15, 2002 the Company will pay to you $123,123, less usual withholding taxes, such amounts representing the annual incentives you might otherwise have earned for the years 2000 and 2001.

                  (c) In addition to the above sums, the Company will pay you an amount equal to the value of your six (6) weeks accrued and unused vacation time as of the Resignation Date, less usual withholding taxes. Such amount shall be paid on such date as the Company makes its first regular payroll payment after the execution of this Agreement.

                  (d) You shall be entitled to receive payments under or withdraw the vested portion of your account under, as applicable, the Covance Inc. Employee Stock Purchase Plan ("Employee Stock Purchase Plan"), the Covance Inc. 401(k) Savings Plan (the "401(k) Plan"), the Covance Inc. Employee Stock Ownership Plan (the "ESOP"), the Covance Inc. Supplemental Executive Retirement Plan (the "SERP"), and any other savings, stock purchase, profit sharing, retirement or 401(k) plans (collectively, the "Plans"), if any, in which you participated during your employment with the Company or Corning Incorporated at the times and in accordance with the provisions and restrictions of such Plans.

                  (e) The amounts of any entitlements in the Plans shall be determined as of the Resignation Date; PROVIDED, HOWEVER, that:

                  (i) With respect to the Employee Stock Purchase Plan, it shall include stock purchased for your account at the end of the Offering Period (as defined in the Employee Stock Purchase Plan) which included the Resignation Date which is attributable to payroll deductions allocated to your account prior to the Resignation Date and with respect to the 401(k) Plan it shall include all employer matching contributions accruing through the Resignation Date and made at the end of the calendar quarter, which includes the Resignation Date. Any payroll deductions you make with respect to the Employee Stock Purchase Plan or the 401(k) Plan, however, will cease on the Resignation Date.

                  (ii) For purposes of the SERP, you shall be credited with 14 years of service thereunder.

                  (f) With respect to medical and dental insurance after the Resignation Date, it is hereby acknowledged that you are making the COBRA election for continued medical and dental health insurance benefits for yourself and eligible dependents, subject to the terms and conditions of the applicable policies and all COBRA requirements, through the Payment Period. The Company shall pay you an amount equal to the monthly premium for such coverage, less usual withholding taxes and other customary withholdings, from the Resignation Date through the Payment Period. Following the expiration of the statutory COBRA period, the monthly medical and dental payment shall be equal to the last premium in effect during such statutory period. Such payments will be made to you in equal installments on the dates during the Payment Period that the Company makes its regular payroll payments. Current Company-paid life insurance coverage will continue, at the Company's expense, through the Payment Period. For a period of 30 days following the expiration of the Payment Period, you shall have the right, at your expense, and subject to customary withholdings, to convert the life insurance coverage to an individual policy, without evidence of insurability, subject to the terms and restrictions under the life insurance policy. The Company also will reimburse you for an amount not to exceed $10,000 (subject to usual withholdings) during the Payment Period for the payment of disability insurance premiums upon receipt of reasonably satisfactory documentation.

                  Notwithstanding anything in this Section 3(f) to the contrary, you agree that if you obtain or are provided with medical, dental, life and/or disability insurance from a new employment position which provides equal or superior coverage and benefits in the aggregate to that provided by the Company under the respective benefit plans of the Company or through reimbursement by the Company and at an equivalent or lesser expense (both deductible and direct) to you, then you shall promptly notify the Company which of such insurance benefits is then being provided to you and the Company shall cease providing such coverage or discontinue paying the premiums for such insurance, as applicable.

                  (g) The Company will provide you outplacement services for the period beginning May 22, 2000 and ending May 22, 2001, as follows: As soon as practicable following the execution of this Agreement, the Company shall pay $25,000 directly to Executive Transformetrics. If, by November 22, 2000, you shall not have secured full-time employment, the Company shall make a second and final payment of $10,000 to Executive Transformetrics. Except as provided in the immediately preceding sentence, the Company shall have no further obligation with respect to outplacement services provided to you.

                  (h) You shall have, as of the Resignation Date, until the third anniversary of the Resignation Date to exercise all incentive and non-qualified stock options granted to Employee under the Employee Equity Participation Plan and the Conversion Equity Participation Plan ("CEP"), as applicable, as more fully specified in the attached "Optionee Statement" except for 9,933 stock options granted under that certain Non-Qualified Stock Option Agreement between the Company and you dated February 18, 1998, 11,533 stock options granted under that certain Non-Qualified Stock Option Agreement between the Company and you dated February 25, 1999 and 19,000 stock options granted under that certain Non-Qualified Stock Option Agreement dated as of January 1, 2000 (the "Forfeited Options"). The Forfeited Options shall terminate and be of no further force and effect on the Resignation Date. Notwithstanding anything contained in that certain Restricted Stock Agreement dated February 18, 1998 to the contrary, the Company shall deliver to you on December 31, 2000 a stock certificate representing 8,255 shares of Covance Inc. common stock endorsed in your name. In the event you have not arranged to reimburse the Company for taxes associated with such distribution, the number of shares of common stock represented by such certificate shall be reduced by the amount necessary to pay all applicable taxes arising from such distribution.

                  (i) After receipt of reasonably satisfying documentation of the type and amounts of services, the Company shall directly pay up to $6,000 for the calendar year ending 2000 and $6,000 for the calendar year ending 2001 for actual professional fees for tax and/or financial counseling services provided to Employee.

                  (j) The Company will continue to provide you with a car allowance of $1,070 per month (less usual tax withholdings) through the Payment Period and you shall remain responsible for all expenses and liabilities incident to the ownership and use of your car before and after such date.

                  (k) The Company shall promptly reimburse you for all reasonable business expenses incurred by you on or prior to the Resignation Date in accordance with its existing expense reimbursement policies.

                  (l) In the event that a Change of Control (as defined in the Employment Agreement) occurs on or before the expiration of the Payment Period, then all remaining cash payments under Section 3 shall automatically be accelerated and paid to you in a lump sum promptly after such Change of Control.

                  In the event the Change in Control occurs before December 31, 2000, then the restricted stock referred to in Section 3(h) shall become free from restriction on the date of the Change in Control and the Company shall deliver to you a stock certificate for such unrestricted shares promptly after such Change in Control.

                  In the event you are involved in any dispute about your rights or obligations under this Resignation Agreement arising on or after a Change of Control, the Company shall pay all legal costs, expenses and fees incurred by you in connection with such dispute promptly upon receipt of any invoice relating thereto.

                  4. NO OTHER SEVERANCE, PAYMENTS OR BENEFITS. Except as otherwise expressly provided herein, you hereby acknowledge and agree that you are not entitled to any other compensation or benefits from the Company in connection with your resignation of employment or otherwise and that, except as expressly set forth herein, you are not entitled to any severance or similar benefits under any plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company.

                  5. RESTRICTIVE COVENANTS. In partial consideration of the resignation payments and benefits to be paid and provided to you in accordance with Section 3 above, you hereby agree to abide by the covenants included in this Section 5, which you acknowledge and agree are reasonable in scope and duration. The activities described in this Section 5 shall be prohibited regardless of whether undertaken by you in an individual or representative capacity, and regardless of whether performed for your own account or for the account of any other individual, partnership, firm, corporation, or other business organization (other than the Company).

         (a)      NON-COMPETITION

                  (i) Unless authorized by the Company's Board of Directors in writing, you shall not, for one year after the Resignation Date (the "Post Employment Term"), become employed by, become a director, officer, shareholder or partner of, or otherwise enter into, conduct, or advise any business, whether directly or indirectly, which offers services or products in the United States and any other geographical regions where the Company, or its subsidiaries or its affiliates, is then offering its services or products in competition with services or products sold by the Company, or its subsidiaries or its affiliates at any time during the Post Employment Term in the United States or such region, including, without limitation, the conduct of contract pre-clinical toxicology laboratory services, contract biopharmaceutical clinical laboratory services, contract bioprocessing or manufacturing services, contract drug packaging services, Phase I, II, III or IV clinical studies or outcomes or disease management studies (collectively, the "Covance Services"); provided that you shall not be bound by the restrictions contained in this Section 5(a) unless the Company has made all payments to you which are due and owing to you under this Resignation Agreement.

                  Nothing herein shall restrict you in your employment in any capacity by a corporation or entity engaged substantially in the manufacture or sale of pharmaceuticals, or any other business which does not offer Covance Services. Ownership of not more than 1% of the issued and outstanding shares of any class of securities of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market, shall not cause you to be deemed a shareholder under this provision.

                  (ii) During the Post Employment Term, you shall not, directly or indirectly, solicit, divert or accept any business from any customer of the Company to the detriment of the Company or seek to cause any such customers to refrain from doing business with or patronizing the Company.

                  (iii) During the Post Employment Term, you shall not, directly or indirectly, solicit or induce for employment any employee of the Company or otherwise encourage any employee of the Company to leave the Company. For purposes of this Resignation Agreement, advertisements in trade magazines, use of executive search firms and other conventional means of obtaining employees shall not be construed as solicitation, inducements or encouragement unless the party utilizing such conventional means specifically directs the efforts at employee(s) with whom the party may not have contact pursuant to the terms of this Resignation Agreement.

                  (iv) For purposes of this Resignation Agreement, the term "directly or indirectly" shall be construed in its broadest sense and shall include the activities of the members of your immediate family or any partnership, or as otherwise specified above, and the term "customer" shall mean any person or entity to which the Company has sold services during the one-year period prior to the Resignation Date or any persons or entities targeted by the Company or contacted for the purpose of selling such services during such one-year period which you knew about or reasonably should have known about.

         (b)      CONFIDENTIALITY

                  The Company possesses and will continue to possess trade secrets or other information which has been created, discovered, developed by or otherwise come known to the Company, or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value with respect to the business and operations of the Company, including, but not limited to, information regarding sales, costs, customers, employees, products, services, apparatus, equipment, processes, formulae, marketing, or the organization, business or finances of the Company, or any information you have reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity, whether or not developed by you ("Confidential Information"). Unless previously authorized in writing or instructed in writing by the Company, you will not, directly or indirectly, use for your own benefit or purposes, or disclose to, or use for the benefit or purposes of, anyone other than the Company, any Confidential Information, unless and until, and then only to the extent that, such Confidential Information has (a) been or becomes published, or is or becomes generally known in the trade through no fault of you, or (b) such information is made known and available to you by a third party, who, by such disclosure to you does not breach any duty or obligation to the Company.

                  In the event you become legally compelled to disclose any of the Confidential Information, you will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Resignation Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, you are nonetheless legally required to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, you may disclose such Confidential Information to such tribunal without liability hereunder.

                  On the Resignation Date, you will deliver to the Company all written embodiments of the Confidential Information, including all notes, drawings, records, reports, pertaining to work done by you during your employment with the Company and all other matters of secret or confidential nature relating to the Company's business.

         (c)      OWNERSHIP OF KNOW-HOW, INVENTIONS AND OTHER INTELLECTUAL
PROPERTY

                  All the know-how, innovations, inventions, discoveries, improvements, procedures, programs, formulae and specifications which have been or may be either, directly or indirectly, developed, conceived or made by you in connection with your employment with the Company, whether or not in concert with other employees or shown or delivered to the Company or any of its subsidiaries or its affiliates, and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection, shall be the exclusive property of the Company and you shall, at the Company's request and expense, promptly execute any and all documents or instruments which may be necessary to evidence such ownership.

                  You will communicate to the Company promptly and fully all improvements and inventions you made or conceived (either solely or jointly with others) during the period of your employment with the Company and conceived by you during the Post Employment Term if based on or related to your employment at the Company.

         (d)      PATENTS

                  You will, during and after Post Employment Term, at the Company's request and expense but without additional compensation, assist the Company and its nominees in every proper way to obtain and to vest in the Company or its nominees, title to patents on such improvements and inventions in all countries, by executing all necessary or desirable documents, including applications for patents and assignments thereof.

         (e)      RECORDS AND DOCUMENTS

                  Except in the performance of your duties as an employee of the Company, you agree that you have not at any time or in any manner made or caused to be made any copies, pictures, duplicates, facsimiles, or other reproductions, recordings, abstracts, or summaries of any reports, studies, memoranda, correspondence, manuals, customer lists, software, records, formulae, plans, or other written, printed, or otherwise recorded material of any kind whatever belonging to or in the possession of the Company, which may have been produced or created by you or others, or which may have come into your possession in the course of your employment, or which relate in any manner to the then current or prospective business of the Company. You agree that you have no right, title or interest in any such materials, and you agree that you have not removed and will not remove such materials without the prior written consent of the Company, as applicable, and that you will surrender all such material to the Company on the Resignation Date. Nothing in this Resignation Agreement or the Employment Agreement shall prohibit you from retaining copies of any precedences, standard forms, legal practice manuals or policies, plans or any information about the Company which is publicly available.

                  6. MUTUAL CONFIDENTIALITY AGREEMENT. Each of the parties hereto hereby agrees that the terms of this Resignation Agreement and all communications between either party and its respective counsel regarding the same and any and all events, allegations, actions and circumstances related to your resignation from the Company shall be kept strictly confidential and shall not be disclosed to anyone except (i) as reasonably necessary to enforce the terms of this Resignation Agreement, (ii) to the parties' legal, financial, benefits, tax advisors, (iii) your spouse, (iv) your executive assistant (who acknowledges that any information received by her is confidential) and/or (v) pursuant to compulsory legal process or court order. Notwithstanding the foregoing, you may inform any prospective employer or contracting party that you are restricted from engaging in conduct or taking action prohibited or restricted by Sections 5, 6 and 9 of this Resignation Agreement.

                  7. REMEDIES. (a) BREACH BY YOU. You hereby acknowledge and agree that damages for a breach or threatened breach of any of the covenants set forth in Section 5, 6, or 9 will be difficult to determine and will not afford a full and adequate remedy, and therefore you agree that the Company, in addition to seeking actual damages in connection therewith, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction. In addition, if you breach in any respect the provisions of Section 5, 6, or 9 then, in addition to any other remedies the Company may have at law or in equity, you shall immediately forfeit any and all rights to future payments under Section 3 above.

                  Notwithstanding anything in this Section 7(a) to the contrary, if you violate any of the covenants in Sections 5, 6, or 9 hereof, then the Company shall first promptly notify you of such violation in accordance with the requirements of Section 15 of this Resignation Agreement before terminating any of its obligations to you under Section 3, and, for those violations that are susceptible to cure, you shall remedy your non-compliant actions or inactions, promptly but no later than 10 days from the date of such notice (the "Cure Period"). In the event you do not effectuate such cure during the Cure Period, then the Company shall be immediately thereafter permitted to enforce all of its rights and remedies, including, without limitation, the termination of its obligations under Section 3.

                  (b) BREACH BY COMPANY. In the event the Company does not honor its obligations for payments or distributions under this Resignation Agreement when such payments or distributions are due and owing or otherwise violates any of its obligations to you under this Resignation Agreement, you shall promptly notify the Company, in accordance with the requirements specified in Section 15 of this Resignation Agreement, of such breach and if the Company then fails to make such payment or payments or otherwise fails to cure such non-compliant behavior (to the extent such violations are susceptible to cure) within ten business days of such notice, then you shall be released from your obligations under this Resignation Agreement. Such release shall be in addition to any other rights or remedies permitted to you in law or equity that arise from the Company's breach of its obligations under this Resignation Agreement.

                  8. LITIGATION. (a) You agree to make yourself reasonably available for consultation with the Company and its counsel, at such times and locations as shall be reasonably agreed upon by you and the Company, and to cooperate fully with the Company in the defense of any lawsuits, actions, and judicial or administrative proceedings now existing or hereafter arising relating to all matters in which you had any material involvement or for which you rendered material services of the Company. The Company agrees to reasonably compensate you for such consultant services at the rate of $250 per hour.

                  (b) You agree to notify the Company as soon as is practicable of your receipt of any request (whether voluntary or compulsory in the form of a subpoena, court order, deposition notice or otherwise) requiring you to appear at any trial, hearing or deposition to give testimony or to produce documents or records in your possession, custody or control relating to any matter involving the Company or any duties or services you performed for the Company and to give the Company, to the extent possible, a reasonable opportunity to dispute such order or subpoena before making such disclosure.

                  9. UNFAVORABLE COMMENTS; STATEMENTS REGARDING YOUR RESIGNATION. (a) You agree to refrain from making now or at any time in the future any false or defamatory comment, statement or other communication concerning the Company, its services or any current or former directors, officers or employees of the Company to any third party, including, without limitation, the press, any employee of the Company and any individual or entity with whom you or the Company has a current or prospective business relationship.

                  (b) The Company agrees to refrain and to cause its officers, directors and employees to refrain from making now or at any time in the future any false or defamatory comment, statement or other communication concerning you or your employment relationship with the Company to any third party, including, without limitation, the press, any employee of the Company and any individual or entity with whom you or the Company has a current or prospective business relationship.

                  (c) You and the Company hereby agree that you have resigned from your employment with the Company pursuant to a mutually acceptable resignation agreement, the terms of which are confidential (except as provided in Section 6).

                  (d) All inquiries from potential future employers regarding your employment with the Company will be directed to Human Resources, who will respond solely by (i) confirming the dates that you were employed by the Company, (ii) verifying your position, (iii) confirming that you resigned pursuant to a mutually acceptable resignation agreement and (iv) stating that it is Company policy not to provide additional information regarding its former employees. Compensation information will be released only upon your written authorization to do so.

                  Notwithstanding anything in this Section 9 to the contrary, you shall be permitted to provide to any third party the letter of recommendation from the Company in the form of Exhibit A hereto (the "Letter of Recommendation") and you shall be permitted to refer any reference inquiries to the Chief Executive Officer of the Company who shall provide a verbal reference on your behalf that is no less favorable to you in any respect than the Letter of Recommendation. Upon your request, the Chief Executive Officer shall provide you or your designee as requested by you the Letter of Recommendation as often as you may reasonably request. To the extent that any prospective employer wants to speak to any individual who is or was a member of the Company's Board of Directors on the Resignation Date about you, such Board member shall direct such prospective employer to the Chief Executive Officer of the Company. Notwithstanding the foregoing, in the event such Board member responds to any inquiry concerning you, any comments by such Board member shall be no less favorable in any respect than the Letter of Recommendation.

                  10. MUTUAL RELEASE. (a) For purposes of this Mutual Release, "Employee Parties" means you, your estate, your beneficiaries, your heirs and your assigns and the estate, beneficiaries, heirs and assigns of each of the foregoing. "Company Parties" means the Company, including any affiliate, parent, subsidiary, predecessor or successor of the Company and each of its present, former and future directors, officers, employees, agents, attorneys, heirs and assigns. The Employee Parties and the Company Parties together shall hereinafter be referred to as the "Released Parties."

                  (b) In consideration of the mutual consideration set forth herein, the receipt and adequacy of which are herein acknowledged, and intending to be legally bound hereby, the Company Parties, on the one hand, and the Employee Parties, on the other hand, hereto do hereby release and discharge each other from any and all claims, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, damages, liabilities, attorneys' fees, covenants, contracts, and agreements that any of the Employee Parties or Company Parties ever had, now has or can, shall or may have for, upon, by reason of, relating to, or in connection with any matter, cause or thing whatsoever, from the beginning of the world to the Resignation Date, with respect to each other (the "Released Claims"), including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993 or any other federal or state or local law, whether such claim arises under statute, common law or in equity, and whether or not any of the Released Parties are presently aware of the existence of such claim, damage, action or cause of action, suit or demand. The Company Parties, on the one hand, and the Employee Parties, on the other, also do forever release, discharge and waive any right they may have to recover in any proceeding brought by any federal, state or local agency against any other party hereto to enforce any laws. Each of the parties hereto agrees that the value received as described in this Resignation Agreement shall be in full satisfaction of any and all claims, actions or causes of action for payment or other benefits of any kind that any party or Released Parties hereto may have against another party hereto and or any corresponding Released Parties.

                  (c) In further recognition of the consideration cited above, the Employee Parties hereby release and forever discharge each of the Company Parties from any and all claims, actions and causes of action that the Employee Parties may have as of the date you sign and deliver to the Company this Resignation Agreement arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA") which may be based in whole or in part on age discrimination.

                  (d) The releases contained in this Section 10 do not release the Company Parties from any obligation to indemnify you as an officer or employee under the Company's Articles of Incorporation (or similar organization document), By-laws or under the law of any jurisdiction where the Company or any of the Company Parties is organized. In addition, the releases contained in this
Section 10 do not release you or the Company from the respective rights and obligations set forth in this Resignation Agreement.

                  11. ACKNOWLEDGMENT. By signing this Resignation Agreement, you hereby acknowledge and confirm the following:

                  (a) You were advised by the Company in connection with your resignation to consult with an attorney of your choice prior to signing this Resignation Agreement and to have such attorney explain to you the terms of this Resignation Agreement including, without limitation, the terms relating to your release of claims arising under ADEA.

                  (b) You were given not less than 21 days to consider the terms of this Resignation Agreement and to consult with an attorney of your choosing with respect thereto, and that for a period of seven days following your acceptance hereof, you have the option to revoke such acceptance in accordance with the terms set forth below.

                  (c) You knowingly and voluntarily accept the terms of this mutual release.

                  12. REVOCATION. You shall have the right to revoke this Resignation Agreement during the seven-day period (the "Revocation Period") commencing immediately following the date you sign and deliver this Resignation Agreement to the Company. The Revocation Period shall expire at 5:00 p.m. Eastern Standard Time on the last day of the Revocation Period; provided, however, that if such seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. on the next succeeding business day. In the event of any such revocation by you, all obligations of the Company under this Resignation Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by you shall be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period.

                  13. ACCEPTANCE. You may indicate your acceptance of this Resignation Agreement by signing and dating both copies of this Resignation Agreement and delivering one such copy to the Chief Executive Officer of the Company If you revoke your acceptance of this Resignation Agreement during the Revocation Period, this Resignation Agreement shall immediately lapse and become void.

                  14. GOVERNING LAW. This Resignation Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey applicable to contracts to be performed exclusively therein without regard to the choice of law provisions thereof.

                  15. NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:

                           Covance Inc.
                           210 Carnegie Center
                           Princeton, New Jersey  08540-6233
                           Telecopier No.:  (609) 452-4430
                           Attention:  Chief Executive Officer

                  With a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York  10022
                           Telecopier No.:  (212) 848-7179
                           Attention:  John J. Cannon, III, Esq.

                  To you:

                           Jeffrey S. Hurwitz
                           [address intentionally left blank]
                           Telecopier No.:  [intentionally left blank]

                  16. TAX CONSIDERATIONS. Without duplication to any other provision of this Resignation Agreement, any payments made to you under this Resignation Agreement shall be reduced by the full amount legally required to be withheld for federal, state or local income or other payroll tax purposes by the Company.

                  17. SUCCESSORS AND ASSIGNS. The Company's obligations hereunder shall be binding on the Company's successors and assigns, whether by merger, operation of law, contract or otherwise.

                  18. ALTERNATIVE PAYEE. In the event that you die before any of the money owing to you under this Resignation Agreement is paid in full, then the Company shall make such remaining payments to your spouse, or, if you have no spouse at the time of your demise, to your estate. Upon the Company's written request, your spouse or estate, as applicable, shall execute and deliver to the Company a written acknowledgment that such payments are subject to the terms hereof. Such acknowledgment shall be provided within 15 days of the date requested by the Company and the Company shall be entitled to suspend payments hereunder after the passage of such 15 days until it receives such acknowledgment.

                  19. COUNTERPARTS. This Resignation Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.Your signature on the line below constitutes your agreement with each provision contained herein.

                                        COVANCE INC.


                                        By: /s/ CHRISTOPHER A. KUEBLER
                                            -------------------------------
                                            Christopher A. Kuebler
                                            Title:  President


ACKNOWLEDGED AND AGREED:


/s/ JEFFREY S. HURWITZ
-------------------------------
Jeffrey S. Hurwitz

Date:
      -------------------------